Exhibit 23.3

CONSENT OF INDEPENDENT MARKET RESEARCH FIRM

We consent to the use in this Registration Statement on Form F-1 of our industry report, relating to the industry and market position and opportunities of iStep Learning plc. We also consent to the references to us and our report in such Registration Statement, including under the heading “Industry Overview.”

Date: October 19, 2026

By:	/s/ Terry Tse

Name:	Terry Tse

Title:	Consulting Director

Frost & Sullivan, Limited